EXHIBIT 10.3

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE is made as of the 4th day of February, 2005, by and between JAMES S. LINDSEY, a resident of the State of California (“Lessor”), and ALIGN TECHNOLOGY, INC., a Delaware corporation (“Lessee”), with reference to the following facts and objectives:

A. Lessor and Lessee entered that certain Standard Industrial/Commercial Multi-Tenant Lease-Modified Net and Addendum thereto (collectively, the “Lease”) both dated August 30, 2001 with respect to approximately 20,627 square feet of space (commonly known as 821 Martin Avenue) within the building (the “Building”) located at 801-851 Martin Avenue in the City of Santa Clara, County of Santa Clara, State of California.

B. Lessor and Lessee mutually desire to extend the Original Term of the Lease and otherwise modify the terms and conditions of the Lease as provided in this First Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Lessor and Lessee acknowledge that Lessee has previously exercised its option to renew the Term of the Lease pursuant to Paragraph 64 thereof so that the Expiration Date is currently June 30, 2005. The Original Term is hereby extended for an additional period of five (5) years. The Expiration Date is therefore amended to be June 30, 2010.

2. Paragraph 49 of the Lease is hereby amended by adding the following dates and amounts thereto:

Month	Base Rent per month
July 1, 2005 thru June 1, 2006	$10,313.50
July 1, 2006 thru June 1, 2007	$10,622.91
July 1, 2007 thru June 1, 2008	$10,941.59
July 1, 2008 thru June 1, 2009	$11,269.84
July 1, 2009 thru June 1, 2010	$11,607.94

3. Paragraph 70 of the Lease is hereby amended by adding the following sentence to the end thereof: “Notwithstanding anything to the contrary in this Lease, for purposes of Article 12 of this Lease and Articles 59 through 62 of this Addendum, the term “assignment” shall not be deemed to include the trading of Lessee’s stock on a nationally recognized exchange or pursuant to an initial public offering.”

4. Lessor acknowledges that Lessor and Lessee have entered that certain First Amendment to Lease (the “881 Amendment”) dated the date hereof with respect to Lessee’s lease of space within Lessor’s building located at 881 Martin Avenue in the City and County of Santa Clara, State of California (the “881 Martin Lease”). Pursuant to the 881 Amendment, commencing July 1, 2005, and continuing on the first day of each calendar month thereafter through and including June 1, 2010, Lessor will deduct $10,575 from the 881 Martin Deposit and apply such amount against base rent due for such month under the 881 Martin Lease. Notwithstanding Paragraph 74 of the Lease, each such monthly deduction from the 881 Martin Deposit shall permanently reduce the amount thereof, and Lessee shall have no obligation to restore the 881 Martin Deposit to any prior amount.

5. A new Paragraph 76 is added to the Lease as follows:

76. ADDITIONAL OPTION TO RENEW—ARBITRATED RENT: Lessee is given the further option to extend the term subject to all of the provisions contained in this Lease, except for base monthly rent, for a period of FIVE (5) years (“extended term”) following the expiration of the Original Term (i.e., June 30, 2010), by giving notice of exercise of the option (“option notice”) to Lessor at least four (4) months but no more than six (6) months before the expiration of the initial term. Provided that, if Lessee is in default beyond the applicable notice and cure periods on the date of giving the option notice, the option notice shall be totally ineffective, or if Lessee is in default on the date the extended term is to commence, Lessor may elect that the extended term shall not commence and this Lease shall expire at the end of the initial term. Provided further that, Lessee shall only have the right to exercise this extension option if Lessee also exercises any similar option to extend the term of the 881 Martin Lease and any other lease between Lessor and Lessee regarding space in the Building then occupied by Lessee. The base rent shall be set at the commencement of the option period at fair market (highest and best use) rent. The parties shall have fifteen (15) days after Lessor receives the option notice in which to agree on base monthly rent during the extended term. If the parties agree on the base monthly rent for the extended term during that period, they shall immediately execute an amendment to this Lease stating the base monthly rent for the extended term. If the parties are unable to agree on the base monthly rent for the extended term within that period, then within ten (10) days after the expiration of that period, each party, at its cost and by giving notice to the other party, shall appoint a real estate appraiser with at least five (5) years’ full-time commercial appraisal experience in the area in which the premises are located, to appraise and set the base monthly rent for the extended term. If a party does not appoint an appraiser within ten (10) days after the other party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall set the base monthly rent for the extended term. If the two appraisers are appointed by the parties as stated in this paragraph they shall meet promptly and attempt to set the base monthly rent for the extended term. If they are unable to agree within ten (10) days after the second appraiser has been appointed, they shall attempt to elect a third appraiser meeting the qualifications stated in this paragraph within ten (10) days after the last day the two appraisers are given to set the base monthly rent. If they are unable to agree on the third appraiser, either of the parties to this Lease, by giving ten (10) days’ notice to the other party can apply to the then President of the county real estate board of Santa Clara County, or the Presiding Judge of the Superior Court of that County, for the selection of a third appraiser who meets the qualifications stated in this paragraph. Each of the parties shall bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser’s fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party. Within thirty (30) days after the selection of the third appraiser, a majority of the appraisers shall set the base monthly rent for the extended term. If a majority of the appraisers are unable to set the base monthly rent within the stipulated period of time, the three appraisals shall be added together and their total divided by three (3); the resulting quotient shall be the base monthly rent for the premises during the extended term. In no event shall the base rent at the commencement of the option period be less than the rent for the last month of the initial term. Following the exercise of the option, the rent shall be increased annually on each anniversary of the beginning of the extended term by three percent (3%).

6. [Intentionally omitted]

7. Paragraph 8.6 is hereby amended by deleting the phrase “Without affecting any other rights or remedies” and substituting the phrase “Notwithstanding anything in this Lease to the contrary” in lieu thereof.

8. Lessor and Lessee each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder in connection with the negotiation of this First Amendment and/or the consummation of the transaction contemplated hereby, and that no broker or other person, firm or entity is entitled to any commission or finder’s fee in connection with said transaction. Lessee and Lessor do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any such broker, finder or other similar party by reason of any dealings or actions of the indemnifying Party, including any costs, expenses, and/or attorneys’ fees reasonably incurred with respect thereto.

9. Except as expressly amended by this First Amendment, the Lease remains in full force and effect. All capitalized terms used, but not defined, in this First Amendment shall have the meanings ascribed to them in the Lease.

IN WITNESS WHEREOF, Lessor and Lessee have executed this First Amendment as of the day and year first above written.

LESSOR:

/s/ James S. Lindsey
JAMES S. LINDSEY

LESSEE:

ALIGN TECHNOLOGY, INC.,
a Delaware corporation

By:	/s/ Roger E. George
Name:	Roger E. George
Title:	Vice-President & General Counsel